Exhibit 99.1

For release: November 6, 2026

Contact: Brian F. Kidd, SVP/CFO

Phone: (615) 890-2020

NHC Reports Third Quarter 2026 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues for the quarter ended September 30, 2026 totaled $407,971,000 compared to $382,661,000 for the quarter ended September 30, 2025, an increase of 6.6%. For the quarter ended September 30, 2026, the reported GAAP net income attributable to NHC was $13,637,000 compared to $39,239,000 for the same period in 2025. Excluding the unrealized gains or losses in our marketable equity securities portfolio and other non-GAAP adjustments, adjusted net income for the quarter ended September 30, 2026 was $28,154,000 compared to $24,744,000 for the same period in 2025, a 13.8% increase (*).

The increase in adjusted net income for the quarter ended September 30, 2026 was primarily driven by the June 1, 2026 acquisition of five skilled nursing facilities and the July 1, 2026 acquisition of the real estate of thirty-two skilled nursing facilities and three independent living facilities from National Health Investors, Inc. (“NHI”). The five skilled nursing facilities have 639 licensed beds in the states of Tennessee and South Carolina. The thirty-five real estate assets acquired from NHI have 4,825 licensed beds and are located in Alabama, Florida, Missouri, South Carolina, Tennessee, and Virginia.

The GAAP diluted earnings per share were $0.85 and $2.50 for the quarters ending September 30, 2026 and 2025, respectively. Adjusted diluted earnings per share were $1.76 and $1.58 for the quarters ending September 30, 2026 and 2025, respectively (*).

(*) -          See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

As of November 1, 2026, NHC affiliates operate for themselves and third parties 80 skilled nursing facilities with 10,323 beds. NHC affiliates also operate 26 assisted living communities with 1,413 units, nine independent living communities with 775 units, three behavioral health hospitals, 34 homecare agencies, and 33 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q, and 10-K. All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Operations
(in thousands, except share and per share amounts)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2026	2025	2026	2025
	(unaudited)		(unaudited)
Revenues:
Net patient revenues	$397,446	$370,989	$1,145,610	$1,095,945
Other revenues	10,525	11,672	52,207	35,323
Net operating revenues	407,971	382,661	1,197,817	1,131,268

Costs and expenses:
Salaries, wages and benefits	251,937	233,176	728,913	687,840
Other operating	99,461	96,604	285,173	281,004
Facility rent	1,365	11,345	24,548	34,038
Depreciation and amortization	14,576	11,158	37,363	33,151
Total costs and expenses	367,339	352,283	1,075,997	1,036,033

Income from operations	40,632	30,378	121,820	95,235

Non-operating income	3,637	4,660	11,566	13,871
Interest expense	(6,991)	(1,456)	(7,273)	(5,555)
Unrealized gains/(losses) on marketable equity securities	(17,599)	20,827	(7,610)	26,748

Income before income taxes	19,679	54,409	118,503	130,299
Income tax provision	(5,498)	(13,400)	(27,682)	(32,887)
Net income	14,181	41,009	90,821	97,412

Net income attributable to noncontrolling interest	(544)	(1,770)	(1,008)	(2,246)

Net income attributable to National HealthCare Corporation	$13,637	$39,239	$89,813	$95,166

Net income per common share
Basic	$0.87	$2.53	$5.76	$6.15
Diluted	$0.85	$2.50	$5.66	$6.10

Weighted average common shares outstanding
Basic	15,638,814	15,484,464	15,599,724	15,461,804
Diluted	15,964,895	15,664,530	15,866,957	15,613,505

Dividends declared per common share	$0.67	$0.64	$1.98	$1.89

Balance Sheet Data	September 30	December 31
(in thousands)	2026	2025
	(unaudited)

Cash, cash equivalents and marketable securities	$221,325	$255,801
Restricted cash, cash equivalents and marketable securities	152,874	159,848
Current assets	419,830	461,820
Property and equipment, net	1,290,019	673,797
Total assets	2,068,196	1,526,419
Current liabilities	283,925	246,132
Current and long-term debt	502,063	40,000
NHC stockholders' equity	1,124,920	1,068,772

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Selected Operating Statistics

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2026	2025	2026	2025
	(unaudited)		(unaudited)
Skilled Nursing Per Diems:
Medicare	$623.72	$613.12	$627.39	$613.35
Managed Care	513.06	427.11	506.75	468.90
Medicaid	291.06	284.60	291.11	284.25
Private Pay and Other	352.96	334.71	351.63	337.64

Average Skilled Nursing Per Diem	$368.20	$350.85	$368.88	$357.42

Skilled Nursing Patient Days:
Medicare	85,677	82,501	247,854	252,370
Managed Care	87,548	81,338	258,706	247,999
Medicaid	405,214	369,895	1,145,517	1,102,224
Private Pay and Other	217,683	206,639	618,224	585,435

Total Skilled Nursing Patient Days	796,122	740,373	2,270,301	2,188,028

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2026	2025	2026	2025
	(unaudited)		(unaudited)

Net income attributable to National Healthcare Corporation	$13,637	$39,239	$89,813	$95,166
Non-GAAP adjustments
Unrealized (gains)/losses on marketable equity securities	17,599	(20,827)	7,610	(26,748)
Stock-based compensation expense	2,019	1,239	5,285	3,499
National management fee revenue from prior periods	-	-	(18,325)	-
Gain on sale of property and equipment	-	-	-	(3,606)
Income tax provision on non-GAAP adjustments	(5,101)	5,093	1,412	6,982
Non-GAAP Net income	$28,154	$24,744	$85,795	$75,293

GAAP diluted earnings per share	$0.85	$2.50	$5.66	$6.10
Non-GAAP adjustments
Unrealized (gains)/losses on marketable equity securities	1.10	(1.33)	0.48	(1.71)
Stock-based compensation expense	0.13	0.08	0.33	0.22
National management fee revenue from prior periods	-	-	(1.15)	-
Gain on sale of property and equipment	-	-	-	(0.23)
Income tax provision on non-GAAP adjustments	(0.32)	0.33	0.09	0.45
Non-GAAP diluted earnings per share	$1.76	$1.58	$5.41	$4.83

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